EXHIBIT 4.1

Bail Commercial

Entre : MAISON ANTOINE BAUD & EDAP TMS FRANCE

Sommaire

Entre les Soussignées :

▪	La Société MAISON ANTOINE BAUD,

Société Anonyme au capital de 3.096.336 €,
dont le siège social est à COURNON D'AUVERGNE (Puy de Dôme), Zone Industrielle les Acilloux,
Immatriculée au Registre du Commerce et des Sociétés de CLERMONT-FERRAND sous le numéro 855 201 521,

Représentée par Monsieur Patrick DUPRE ; en sa qualité de Directeur Général Délégué de la société.

Ci-après dénommée "LE BAILLEUR",

D’une part.

Et

▪	La société EDAP TMS FRANCE,
Société par actions simplifiée au capital de 6 818 751 €,
Dont le siège social est situé 4-6 rue du Dauphiné – Parc d’Activité La Poudrette Lamartine à VAUX-EN-VELIN (69120)
Immatriculée au Registre du Commerce et des Sociétés de LYON sous le numéro 394 804 447,

Représentée par Monsieur Marc OCZACHOWSKI, en sa qualité de Président.

Ci-après dénommée "LE PRENEUR",

D’autre part.

Il a été préalablement exposé ce qui suit :

Aux termes d’un acte sous seing privé en date à Lyon (69) du 10 octobre 2002, la société MAISON ANTOINE BAUD a consenti un bail commercial à la société TMS, portant sur les locaux situés à VAUX-EN VELIN (69120), 4 rue du Dauphiné, pour une durée de neuf années à compter du 1er octobre 2002.

Aux termes de deux avenants en date du 15 octobre 2002 et du 28 juin 2004, les parties ont complété la clause relative à l’assurance, ont supprimé de la surface louée, le lot C3 à usage d’archives, représentant une superficie de 410 m² dans le bâtiment C, et ont ajouté le lot B2 représentant une superficie de 825 m² dans le bâtiment B, à compter du 30 juin 2004.

Le bail dont il est fait mention ci-dessus arrivant à expiration, les parties se sont rapprochées aux fins de le renouveler aux charges et conditions suivantes :
Il a été convenu ce qui suit :

CONVENTION

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Par les présentes, le BAILLEUR renouvelle le bail à loyer, au profit du PRENEUR qui accepte, portant sur les biens immobiliers dont la désignation suit et situés à VAUX-EN-VELIN (69120).

Le renouvellement de bail a été consenti et accepté sous les charges, clauses et conditions suivantes que le PRENEUR s’est engagé à respecter sous peine de résiliation immédiate sans préjudice de toutes autres indemnités et dommages intérêts.

1. Désignation

Le local ci-après désigné, dépendant d'un Ensemble Immobilier sis à VAUX-EN-VELIN (69120), 4 rue du Dauphiné, bâtiment B, comprenant :

▪	Locaux à usage de bureaux (lots B1, B6-B7, B4-B5, B3) d’une superficie totale d’environ 3 325 m² ;
▪	Locaux à usage de stockage d’archives (lot B2) d’une superficie d’environ 825 m².

Ainsi au surplus que le local sus-désigné existe et se comporte, avec toutes ses aisances et dépendances, sans exception ni réserve, et tel qu'il figure au plan demeuré ci-annexé (ANNEXE 1) après mention et visa des requérants.

Le PRENEUR déclare bien connaître les locaux pour les occuper depuis 2002.

2. Durée - Bail de neuf ans dont six ans fermes

Le présent bail est consenti et accepté pour une durée de 9 années entières et consécutives à compter du 1er octobre 2011.

Par dérogation aux dispositions de l'article L.145-4 du Code de Commerce, le PRENEUR n'aura pas la faculté de donner congé à l’issue de la première période triennale. Il retrouvera cette faculté à l'expiration de la seconde période triennale. Le BAILLEUR, en revanche, bénéficiera de cette faculté s'il entend invoquer les dispositions des articles L. 145-18, L. 145-21 et L.145-24 du Code de Commerce afin de construire ou de reconstruire l'immeuble existant, de le surélever ou d'exécuter des travaux prescrits ou autorisés dans le cadre d'une opération de restauration immobilière. Dans ce cas, le BAILLEUR devra donner congé par acte extrajudiciaire, au moins six mois avant l'expiration de la période triennale en cours.

3. Destination des lieux loués

Les locaux présentement loués devront servir exclusivement à l'activité du PRENEUR, savoir la recherche de dispositifs électroniques, informatiques pour le traitement des matériaux, études d’appareillages, fabrication, commercialisation d’appareils médicaux de haute technologie.

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Les adjonctions d'activités connexes ou complémentaires ainsi que l'exercice dans les lieux loués d'une ou plusieurs activités différentes ne seront possibles que dans les conditions fixées aux articles L. 145-47 et L. 145-55 du Code de Commerce.

4. Charges et conditions

Le présent bail a été consenti et accepté sous les charges et conditions ordinaires et de droit et en outre sous celles suivantes que le PRENEUR s’oblige à exécuter sans pouvoir exiger aucune indemnité ni diminution de loyer :

4.1. État des lieux

Le PRENEUR ayant d'ores et déjà la jouissance des lieux loués depuis la signature du bail d'origine et de ses différents avenants, les parties s'en réfèrent expressément aux clauses de ces conventions qui demeurent de rigueur entre les parties.

4.2. Autres conditions générales

Les paragraphes 2) à 31) de l'article "Autres Conditions Générales", stipulés entre les parties dans le cadre du bail conclu entre elles le 1er octobre 2002, dont copie figure en annexe des présentes, demeurent de rigueur entre les parties dans le cadre du présent renouvellement.

5. Loyer

Le présent bail est consenti et accepté moyennant un loyer annuel de deux cent quatre vingt cinq mille sept cent soixante treize euros et quarante quatre centimes (285 773,44 €) hors taxes, hors charges et hors foncier.

D'un commun accord entre les parties, ce loyer fera l'objet d'une remise exceptionnelle fixée à un montant 5.550 € HT par trimestre, pour la période allant du 1er octobre 2011 au 30 septembre 2012, soit une remise globale de 22.200 € HT.

Tous les paiements auront lieu au domicile du BAILLEUR ou en tout autre endroit indiqué par lui, par prélèvement automatique, ce qui est expressément accepté par le PRENEUR qui s’y oblige.

Le PRENEUR s'oblige à payer ledit loyer au BAILLEUR, trimestriellement et d'avance.

6. Révision du loyer

Les parties conviennent expressément que le loyer sera réévalué chaque année, à la date anniversaire de l'entrée en jouissance du présent bail, en fonction de la variation annuelle de l'indice du coût de la

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construction tel qu'il est établi par l'Institut National de la Statistique et des Études Économiques. Pour le calcul de cette variation, il est expressément convenu que l'indice de base à prendre en considération sera celui du 1er trimestre de l'année 2011, soit 1 554 ; l'indice de référence sera celui du même trimestre des années suivantes.

L'indexation prendra effet sans que les parties soient tenues à aucune notification préalable. En cas de retard dans la publication de l'indice, le PRENEUR sera tenu de payer à titre provisionnel un loyer égal à celui du trimestre précédent ; l'ajustement sera effectué dès la publication de l'indice.

Il est expressément convenu entre les parties que cette variation ne pourra entraîner une diminution du montant du loyer. En cas de baisse de l’indice, le loyer sera maintenu au montant en cours à la date de révision, ce qui est expressément accepté par le PRENEUR.

Tout nouvel indice qui pourrait se substituer à l’indice de référence du présent bail s’appliquera mutatis mutandis au présent bail.

7. Dépôt de garantie

Pour garantir l'exécution des obligations incombant au PRENEUR, celui-ci a d'ores et déjà versé dans le cadre du précédent bail et de ses avenants la somme de 71 443,36 € correspondant à un terme trimestriel de loyer.

Ce dépôt de garantie est remis au BAILLEUR à titre de gage avec dépossession dans les termes des articles 2341 et suivants du Code civil. Conformément à l’alinéa 2 de l’article 2341 du Code civil, les parties au présent bail conviennent de ce que le BAILLEUR sera dispensé de tenir la somme donnée en gage séparée des choses de même nature lui appartenant, à charge pour lui de restituer cette somme aux termes du bail.

Ce gage est expressément affecté à garantir l’exécution par le PRENEUR des charges et obligations lui incombant en vertu du présent bail, ainsi que le paiement de toutes sommes dont il pourrait être débiteur à un titre quelconque en fin de bail.

Le PRENEUR ne pourra donc s’en prévaloir pour le paiement d’un terme de loyer, ou de toute autre somme due au BAILLEUR en cours de bail. De convention expresse entre les parties, ce dépôt de garantie ne sera pas productif d’intérêts.

A chaque réajustement du loyer, le dépôt de garantie sera immédiatement augmenté, dans les mêmes proportions, de manière à correspondre à un trimestre de loyer en principal. En conséquence, le PRENEUR versera lors du premier terme de loyer révisé, la somme nécessaire pour ajuster ce dépôt de garantie.
Il est précisé que si, pour quelque cause que ce soit, le dépôt de garantie est utilisé par le BAILLEUR, le PRENEUR aura l’obligation d’en reconstituer le montant ci-dessus convenu.

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Le dépôt de garantie restera aux mains du BAILLEUR pendant toute la durée du bail et sera remboursé au PRENEUR en fin de jouissance, après libération des lieux et remise des clés, justification du paiement de toutes taxes ou impôts, exécution des réparations à sa charge, et déduction faite, le cas échéant, de toute somme due, ou qui pourrait être réclamée au BAILLEUR à quelque titre que ce soit.

A la demande du PRENEUR, acceptée par le BAILLEUR, une garantie à première demande fournie par un établissement bancaire notoirement solvable, portant sur un semestre de loyer et fournie pour toute la durée du bail et de ses éventuels renouvellements, pourra être substituée au dépôt de garantie, sous réserve qu’elle soit conforme au modèle annexé aux présentes et après agrément exprès du BAILLEUR sur les termes de la garantie et l’établissement garant.

8. Charges, taxes et prestations diverses

En sus du loyer ci-dessus stipulé, le PRENEUR supportera la taxe d'enlèvement des ordures ménagères, la taxe de balayage, toute nouvelle contribution, taxe municipale ou autres, sous quelque dénomination que ce soit et pouvant être mise à la charge des locataires.

Seront aussi à la charge du PRENEUR, toutes les prestations et fournitures que les propriétaires sont en droit de récupérer sur les locataires et notamment celles énoncées à l'article 23 de la loi n° 89-462 du 06 juillet 1989.

Le PRENEUR supportera en outre :

▪	la taxe foncière afférente aux locaux loués,

▪
les surprimes d’assurances qui seraient mises à la charge du BAILLEUR par son Assureur, à raison de l’activité exercée par le PRENEUR et/ou de la renonciation à recours consentie par le BAILLEUR, pour assurer les lieux loués,

▪	les prestations de direction, d’administration et de gestion engagés par le BAILLEUR évaluées forfaitairement à 3 % du montant du loyer hors taxes et hors charges.

Pour le paiement de ces charges évaluées à titre prévisionnel à la somme totale de 56 027,65 € HT pour l’année, le PRENEUR versera au BAILLEUR lors de chaque terme une provision de 16 752,27 €  tenant compte de l’incidence de la TVA au taux actuel de 19,6%, à valoir sur le compte définitif desdites charges, lequel devra être arrêté au moins une fois l'an. Le solde en plus ou en moins sera régularisé sur le terme qui suivra l'arrêté de ce compte.

Ce montant de 67 009,08 € TTC (56 027,65 € HT) correspond au décompte suivant :
- Prestations de gestion : 10 253,55 € TTC ;
- Charges locatives : 7 363,53 € TTC ;
- Taxe foncière : 49 392 € TTC.

En cas de variation à la hausse ou à la baisse du taux de TVA, ces montants seront majorés ou minorés d’autant.

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Le premier appel de charges interviendra au paiement des premiers loyers, et une régularisation interviendra à la date anniversaire de signature des présentes.

9. Prestations complémentaires

Le BAILLEUR a développé des compétences particulières en matière de prestations liées à l’immobilier, et concernant tant la gestion administrative et opérationnelle des dossiers relatifs à un ensemble immobilier (communication, suivi des travaux, gestion technique, extensions, procédures administratives, facturation des loyers et des charges, etc.) que l’étude de projets d’implantation.

Il pourra dans ce cadre, en fonction des demandes du PRENEUR, réaliser pour celui-ci un certain nombre de prestations, dont la nature et les conditions financières feront l’objet d’une convention particulière arrêtée d’un commun accord des parties.

10. Clause résolutoire

Il est expressément convenu qu'à défaut de paiement d'un seul terme à son échéance exacte ou d'exécution d'une seule de ses clauses et un mois après un simple commandement de payer ou une sommation d'exécuter, rappelant la présente clause et resté infructueux, le présent bail sera résilié de plein droit si bon semble au BAILLEUR, sans qu'il soit besoin de former aucune demande en justice. Dans cette hypothèse, comme en cas de résiliation pour une quelconque cause imputable au PRENEUR, ce dernier devra au BAILLEUR une somme correspondant à trois mois de loyer à titre de premiers dommages-intérêts ; cette somme s'imputera s'il y a lieu, sur le dépôt de garantie.

Dans le cas où le PRENEUR ou tout occupant de son chef se refuserait à évacuer les lieux, l'expulsion pourra avoir lieu sans délai, sur simple ordonnance de référé rendue par le Président du Tribunal de Grande Instance de la situation des biens.

11. Déclarations

Déclarations du bailleur & du preneur :

Le BAILLEUR déclare :

▪	qu'il n'est sous l'empire d'aucune restriction conventionnelle ou légale du droit de contracter le présent bail commercial.
▪
qu'à sa connaissance, les biens loués ne font l'objet d'aucune mesure d'expropriation en cours, que ces biens ne sont pas situés dans un secteur de rénovation et plus généralement qu'aucune mesure actuelle d'urbanisme n'est susceptible de remettre en cause la jouissance résultant du présent bail.

▪	qu'aucun commandement de saisie immobilière ou autre ne lui a été signifié concernant les biens loués.

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Le PRENEUR déclare :

▪	qu'il n'est sous l'empire d'aucune restriction conventionnelle ou légale du droit de contracter le présent bail commercial ;
▪	qu’il n’est pas et n'a jamais été en procédure de sauvegarde, en état de redressement ou de liquidation judiciaire et ne pas être en état de cessation des paiements.

Risques naturels et technologiques

En application des articles L.125-5 et R.125-26 du Code de l’environnement, le BAILLEUR déclare que les locaux loués ne dépendent pas d’un immeuble situé dans le périmètre d’un plan de prévention des risques naturels ou dans le périmètre d’un plan de prévention des risques technologiques.

En application des articles L.125-5 et R.125-26 du Code de l’environnement, le BAILLEUR déclare que les locaux loués dépendent d’un immeuble situé dans une zone de sismicité de niveau 2.

Afin de le constater, le BAILLEUR annexe aux présentes un état des risques naturels et technologiques établi depuis moins de six mois d’après le modèle défini par l’arrêté du 13 octobre 2005 (ANNEXE 2).
En outre, le BAILLEUR déclare que les locaux loués dépendent d’un immeuble qui n’a subi aucun sinistre, donnant lieu au versement d’une indemnité en application des articles L.125-2 ou L.128-2 du Code des assurances, du fait d’une catastrophe technologique ou naturelle.

Diagnostic de performance énergétique
Le PRENEUR reconnaît qu'ayant la jouissance des lieux objet du présent renouvellement depuis de nombreuses années, il dispose de l'ensemble des éléments d'information nécessaires au titre de son appréciation de la performance énergétique des lieux loués, et dispense expressément le BAILLEUR de toute autre information à cet égard".

Déclaration fiscale
Conformément à l’article 260 du Code Général des Impôts, le BAILLEUR confirme son option pour l'assujettissement du présent bail à la taxe sur la valeur ajoutée, le PRENEUR s'oblige à payer au BAILLEUR, en sus de loyer fixé hors taxes, et lors du paiement de chaque terme de ce loyer, le montant de cette taxe.
La présente option sera confirmée par courrier adressé aux services des Impôts.

12. Enregistrement

Les parties requièrent l’enregistrement des présentes.

13. Frais

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Les frais et droits des présentes et de leurs suites seront supportés par le PRENEUR qui s'y oblige. Le PRENEUR remboursera au BAILLEUR une quote-part égale à 900 € HT sur les honoraires de rédaction des présentes.

14. Élection de domicile

Pour l'exécution des présentes les parties font élection de domicile en leur siège social respectif, tel qu’indiqué en tête des présentes.

Fait en trois exemplaires, A Le

LE BAILLEUR MAISON ANTOINE BAUD M. Patrick DUPRE	LE PRENEUR EDAP TMS FRANCE M. Marc OCZACHOWSKI

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Avenant à bail Commercial Entre : MAISON ANTOINE BAUD & EDAP TMS FRANCE Ensemble Immobilier sis à VAULX-EN-VELIN (69120)- 4 rue du Dauphiné

Entre les soussignés :

- La société MAISON ANTOINE BAUD
Société anonyme au capital de 3.096.336 €,
Dont le siège est à COURNON D’AUVERGNE (63800) – Z.I « LES ACILLOUX », 27 route du Cendre,
Immatriculée au R.C.S. de CLERMONT-FERRAND sous le numéro 855 201 521.

Représentée par Monsieur Patrick DUPRE, en sa qualité de Directeur Général de la société,

Le bailleur, d’une part.

Et :

- La Société EDAP TMS FRANCE,
Société par Actions Simplifiée au capital de 6.818.751 €,
dont le siège social situé 4-6 rue du Dauphiné – Parc d’Activité La Poudrette Lamartine à VAULX-EN-VELIN (69120),
Immatriculée au Registre du Commerce et des Sociétés de LYON sous le numéro 394 804 447,

Représentée par Monsieur Marc OCZACHOWSKI, en sa qualité de Président.

Le preneur, d’autre part.

Il a été préalablement exposé ce qui suit :

1°) Aux termes d’un acte sous seing privé en date à LYON (69) du 10 octobre 2002, la société MAISON ANTOINE BAUD a consenti un bail commercial à la société TMS portant sur les locaux situés à VAULX-EN-VELIN (69120), 4 rue du Dauphiné, pour une durée de neuf années à compter du 1er octobre 2002.

2°) Aux termes de deux avenants en date du 15 octobre 2002 et du 28 juin 2004, les parties ont complété la clause relative à l’assurance, ont supprimé de la surface louée, le lot C3 à usage d’archives, représentant une superficie de 410 m² dans le bâtiment C et on ajouté le lot B2 représentant une superficie de 825 m² dans le bâtiment B, à compter du 30 juin 2004.

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3°) Aux termes d’un acte sous seing privé en date du 1er novembre 2011 à VAULX-EN-VELIN (69), les parties ont décidé de renouveler ledit bail pour une durée de neuf années entières et consécutives à compter du 1er octobre 2011 étant précisé que les parties ont expressément convenu que le PRENEUR n’aura pas la faculté de donner congé à l’issue de la première période triennale.

Ce renouvellement a été conclu moyennant un loyer annuel de 285.773,44 € hors taxes, hors charges et hors foncier.

Les paragraphes 2) à 31) de l’article « Autres Conditions Générales », stipulées entre les parties dans le cadre du bail conclu le 1er octobre 2002 demeurent de rigueur entre les parties.

4°) Les parties ayant décidé de modifier la clause « Assurance », elles ont décidé d’établir le présent avenant pour prendre en compte cette modification.

Ceci exposé, il a été convenu et arrêté ce qui suit :

AVENANT

Les parties conviennent ce qui suit :

•	Modification de la clause « Assurance »

Les parties décident de modifier la clause « Assurance » comme suit, avec effet rétroactif au 1er novembre 2011 :

« Assurance – Responsabilités :

Le BAILLEUR assurera la totalité de l’ensemble immobilier en valeur de reconstruction à neuf, notamment contre les risques d’incendie, d’explosion, foudre, dommages électriques, tempête, ouragan, cyclone, dégât des eaux, chute d’appareils de navigation aérienne, sabotage, catastrophes naturelles, émeutes, mouvements populaires, actes de terrorisme, ainsi que sa responsabilité civile (du fait de ses bâtiments et/ou de ses préposés…), auprès d’une ou plusieurs compagnies notoirement solvables, et maintiendra ces assurances pendant toute la durée du bail.

Le PRENEUR, sera tenu de contracter auprès d’une ou plusieurs compagnies d’assurances notoirement solvables, une ou plusieurs polices d’assurances garantissant notamment les risques d’incendie, d’explosion, foudre, dommages électriques, tempête, ouragan, cyclone, dégâts des eaux, chutes d’appareils de navigation aérienne, sabotage, catastrophes naturelles, émeutes, mouvements populaires, actes de terrorisme, pour couvrir le mobilier, le matériel, les marchandises qui pourraient garnir les lieux loués, ainsi que le recours des voisins et des tiers, les risques de responsabilité civile inhérents à son activité professionnelle (hors risques locatifs).

Il devra maintenir ces assurances pendant toute la durée du bail et justifiera de l’acquit des primes à toute réquisition du BAILLEUR.

Le BAILLEUR et ses assureurs renoncent à tous recours envers le PRENEUR et ses assureurs.

Réciproquement, le PRENEUR et ses assureurs renoncent à tous recours contre le BAILLEUR et ses assureurs.

Si l’activité exercée par le PRENEUR entraîne, soit pour le BAILLEUR, soit pour des colocataires, soit pour les voisins (ou toute autre partie intéressée) des surprimes d’assurance, le PRENEUR sera tenu au remboursement desdites surprimes, sur simple demande et justification du BAILLEUR. »

*
*           *

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Les autres dispositions du bail en date du 1er novembre 2011 demeurent de rigueur entre les parties.

Enregistrement

Les parties requièrent l’enregistrement des présentes.

Élection de domicile

Pour l'exécution des présentes les parties font élection de domicile en leur siège social respectif, tel qu’indiqué en tête des présentes.

Fait en deux exemplaires, A Le

Le BAILLEUR MAISON ANTOINE BAUD M. Patrick DUPRE	Le PRENEUR EDAP TMS FRANCE Représentée par M. Marc OCZACHOWSKI,

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